EXHIBIT 2.2
MANAGEMENT COOPERATION AGREEMENT
     This MANAGEMENT COOPERATION AGREEMENT, dated as of June 1, 2007 (this “Agreement”), is entered into by and among CKX, Inc., a Delaware corporation (the “Company”), and each of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Schedule I hereto (each a “Stockholder”). Each individual listed in Column A of Schedule 1 is referred to herein as an “Executive Officer”, and each Executive Officer together with his affiliates listed on Column B of Schedule 1 are referred to as an “Executive Officer Group”. All of the Stockholders collectively are referred to as the “Voting Group”.
     WHEREAS, as of the date hereof, the Voting Group collectively owns of record and beneficially 43,443,503 shares of Common Stock, as set forth on Schedule I hereto (such shares and any other voting securities or rights of the Company acquired by any Stockholder after the date hereof being referred to herein collectively as, the “Shares”);
     WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger with 19X, Inc., a Delaware corporation (“Parent”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used, but not defined, herein have the meanings ascribed to such terms in the Merger Agreement;
     WHEREAS, pursuant to the terms and subject to the conditions of the Merger Agreement, the Company has the right (a) during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (EST) on the 45th day after the date thereof (the “Non-Exclusivity Period”), to, among other things, (i) initiate, solicit and encourage Company Acquisition Proposals, (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals, and (iii) accept a Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee) believes in good faith is bona fide and is reasonably expected to result in a Company Acquisition Agreement that constitutes a Superior Proposal, or approve or recommend, or (provided that the Company has exercised its termination right under Section 8.1(f) of the Merger Agreement) execute or enter into, a Company Acquisition Agreement that constitutes a Superior Proposal (a “Permitted Agreement”);
     WHEREAS, as an inducement for the Company to enter into the Merger Agreement, the Company has requested that (i) each Stockholder agrees, and in order to induce the Company to enter into the Merger Agreement, each Stockholder is willing to agree to vote all of such

Stockholder’s Shares in favor of any Permitted Cash Agreement (as defined below), and (ii) each Executive Officer agrees to assist the Company (under the direction of the Special Committee) and its advisors with respect to any Company Acquisition Proposal received during the Non-Exclusivity Period, all upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
     Section 1. Voting of Shares. Each Stockholder hereby, jointly and severally with respect to the other Stockholders in such Stockholder’s Executive Officer Group, and severally and not jointly with respect to each of the other Stockholders, covenants and agrees to the Company as follows:
          (a) Until the Expiration Time (as defined in Section 6) (the “Support Period”), at every annual, special or other meeting (and at every adjournment and postponement thereof) of the stockholders of the Company, however called, and in any stockholder consent in lieu of a meeting or otherwise, such Stockholder will vote, or cause to be voted, all of such Stockholder’s Shares in favor of, as applicable (i) the adoption of the Merger Agreement (as it may be modified or amended from time to time) and the approval of the Merger contemplated thereby, and any actions required in furtherance thereof, or (ii) the adoption of any Permitted Agreement (as it may be modified or amended from time to time) and the approval of the transactions contemplated thereby, and any actions required in furtherance thereof, but only if such Permitted Agreement shall provide for consideration payable to the holders of Common Stock by the purchaser of such stock (the “Purchaser”) in an amount of no less than $14.00 in cash per share of Common Stock (a “Permitted Cash Agreement”).
          (b) Upon request by the Company or Purchaser, as the case may be (i) furnish written confirmation, in form and substance reasonably acceptable to the Company or Purchaser, as the case may be, of such Stockholder’s vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, or the Permitted Cash Agreement and the transactions contemplated thereby (the “Purchaser Transaction”), as the case may be, and (ii) prior to any vote contemplated by Section 1(a), deliver promptly to the Company or Purchaser, as the case may be, an irrevocable proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder’s Shares, or grant a consent or approval in respect of such Stockholder’s Shares, at every annual, special or other meeting (and at every adjournment and postponement thereof) of the stockholders of the Company, however called, or pursuant to any stockholder consent in lieu of a meeting or otherwise, solely with respect to the matters and in the manner specified in Section 1(a), which shall be irrevocable in accordance with Section 212(e) of the Delaware General Corporation Law. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and is given to secure the performance of such Stockholder’s obligations under this Agreement. The grant of proxy contemplated hereby is coupled with an interest and may under no circumstances be revoked, but

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shall automatically terminate and be of no further force and effect at the Expiration Time. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done in accordance herewith. Such irrevocable proxy shall be executed and intended to be irrevocable in accordance with the provisions Section 212(e) of the Delaware General Corporation Law.
          (c) In the event any Stockholder becomes the record or beneficial owner of (i) any additional shares of Common Stock, or (ii) any other securities (whether through any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company or otherwise) entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1(a), then the terms of this Agreement shall apply to the shares of Common Stock or such other securities held by such Stockholder immediately following such Stockholder becoming the record or beneficial owner thereof as though they were such Stockholder’s Shares hereunder. Each Stockholder hereby agrees, until the Expiration Time, to notify the Company or Purchaser, as the case may be, of the number of any new shares of Common Stock acquired by such Stockholder, if any, after the date hereof.
          (d) No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such Stockholder’s Shares and nothing herein shall, prohibit, limit or affect the exercise by such Stockholder (or a designee of such Stockholder), acting in his or her capacity as an officer or director of the Company, of his or her fiduciary duties to the Company and its stockholders, or any other actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or the Permitted Cash Agreement, as the case may be, or otherwise, and such actions shall not be deemed to be a breach of this Agreement.
     Section 2. Transfer of Shares. Each Stockholder hereby, jointly and severally with respect to the other Stockholders in such Stockholder’s Executive Officer Group, and severally and not jointly with respect to each of the other Stockholders, that, until the Expiration Time, such Stockholder will not directly or indirectly, except as specifically provided in this agreement (i) sell, assign, transfer (by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of (including by gift) any of such Stockholder’s Shares, or any interest therein, (ii) deposit any of such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, or other disposition of any of such Shares, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding anything in this Section 2 to the contrary, each Stockholder (y) may tender and sell such Stockholder’s Shares to Parent or its Affiliates or Purchaser in a tender offer that is recommended by the Company’s Board of Directors (acting

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through the Special Committee), and (z) may transfer any of such Stockholder’s Shares to one or more of its Affiliates or to Parent or its Affiliates (a “Permitted Transferee”), provided that prior (and as a condition) to any such transfer such Stockholder shall deliver to the Company a signed counterpart to this Agreement indicating that such Permitted Transferee agrees to be joined as a party to this Agreement (in addition to, and not in substitution of, the Stockholder named herein), as if (and to the same extent) such Permitted Transferee were originally named as “Stockholder” in this Agreement, and all references herein to “Stockholder” shall also be deemed to include such Permitted Transferee as applicable.
     Section 3. Cooperation. Each Executive Officer hereby agrees to reasonably cooperate with the Company (acting through the Special Committee) and its advisors, during the Non-Exclusivity Period, in the Company’s solicitation, evaluation and negotiation of any Company Acquisition Proposal, including cooperating with, assisting, participating in, or facilitating any such inquiries, proposals, discussions or negotiations, as permitted under the Merger Agreement.
     Section 4. Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to any and all of such Stockholder’s Shares.
     Section 5. Representations and Warranties of the Stockholders. Each Stockholder hereby, jointly and severally with respect to the other Stockholders in such Stockholder’s Executive Officer Group, and severally and not jointly with respect to each of the other Stockholders, represents and warrants to the Company as of the date hereof:
          (a) Ownership of Shares. The Shares set forth opposite such Stockholder’s name on Schedule I are, owned beneficially and of record by such Stockholder or its nominee. As of the date of this Agreement, the Shares set forth opposite such Stockholder’s name on such Schedule I attached hereto represent all of the shares of capital stock of the Company owned (beneficially or of record) by such Stockholder, except shares of Common Stock which may be acquired by such Stockholder upon exercise of options, if any, held by such Stockholder (as noted in such Schedule). Except as set forth in Schedule 1, such Stockholder has sole voting power, without restrictions, with respect to all of such Stockholder’s Shares. Except as set forth in Schedule 1, such Stockholder owns such Stockholder’s Shares free and clear of any and all pledges, security interests, liens, encumbrances or adverse interests of any kind. Except for a Permitted Transferee, no Person has, or will have, the right to purchase or otherwise acquire such Stockholder’s Shares pursuant to any option agreement, purchase rights or other agreement, instrument or document binding upon such Stockholder.
          (b) Power, Binding Agreement. Such Stockholder (where applicable, is a limited partnership duly formed under the laws of the jurisdiction of its formation and) has the legal capacity, (where applicable, partnership) power and authority to enter into and to perform all of its obligations under this Agreement. The execution, delivery and performance of this

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Agreement by such Stockholder does not and will not violate any material agreement to which such Stockholder is a party, including any voting agreement, stockholders’ agreement, partnership agreement or voting trust. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, writ, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations, accelerations or losses which individually or in the aggregate do not, and will not, materially impair the ability of such Stockholder to perform its obligations hereunder.
          (d) Revocation of Earlier Proxies. All proxies or voting agreements heretofore given in respect of such Stockholder’s Shares have been revoked.
          (e) Broker Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Stockholder in connection with its entering into this Agreement.
     Section 6. Expiration. This Agreement shall terminate upon the earliest to occur (the “Expiration Time”) of (a) with respect to each Stockholder’s obligations hereunder in respect of any Permitted Cash Agreement, (i) the effective time of any merger of the Company provided for in such Permitted Cash Agreement or, if there is no provision for such a merger, the closing of the transactions contemplated thereby, (ii) any termination of such Permitted Cash Agreement in accordance with the terms thereof, (iii) the public announcement by the Company of the withdrawal by the Company’s Board of Directors (acting through the Special Committee) of its recommendation of the Purchaser Transaction, and (iv) 11:59 p.m. (EST) on the Outside Date (provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party that is in breach in any material respect of its obligations hereunder); and (b) with respect to each Executive Officer’s obligations hereunder in respect of the Merger Agreement, (i) the effective time of the Merger, (ii) any termination of the Merger Agreement in accordance with its terms, and (iii) 11:59 p.m. (EST) on the Outside Date

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(provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party that is in breach in any material respect of its obligations hereunder); provided that no such termination shall relieve any party of liability for a willful or intentional breach hereof prior to such termination.
     Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without the posting of any bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and no party will oppose the granting of such relief on the basis that any other party has an adequate remedy at law.
     Section 8. Further Assurances. For so long as this Agreement is in effect, each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or knowingly take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and take or cause to be taken all actions and do or cause to be done all things, as the Company may reasonably request for the purpose of effectively carrying out the purposes of the transactions contemplated by this Agreement.
     Section 9. Miscellaneous.
          (a) Nothing in this Agreement is intended, or shall be construed, to prevent, limit or restrict in any way the right of any Stockholder or any of its Affiliates to make, for any reason or no reason, an offer, proposal or inquiry with respect to an improvement or modification in favor of the Company and its stockholders in the terms of the transaction to be effected by the Merger Agreement, or to enter into any negotiation or discussion relating thereto, or to make what would be a Superior Proposal with respect to any Company Acquisition Proposal or any Company Acquisition Agreement entered into by the Company in connection with or following the termination of the Merger Agreement (or to make any inquiry with respect thereto, or to enter into any negotiation or discussion relating thereto).
          (b) This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect thereto. No provision of this Agreement may be amended, modified, rescinded or waived except by an instrument signed in writing by the Company (acting through the Special Committee) and each of the Stockholders; provided that, with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval

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of such Stockholder and the Company (acting through the Special Committee) notwithstanding the failure to obtain the approval of the other Stockholders.
          (c) The parties acknowledge that this Agreement is intended to be a voting agreement within the meaning of Section 218(c) of the Delaware General Corporation Law, as amended.
          (d) Except as provided in Section 2 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
          (e) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
          (f) The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to, this Agreement, unless the context requires otherwise. Unless otherwise specified, the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.
          (g) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in

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any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 of the Merger Agreement as to giving notice hereunder shall be deemed effective service of process on such party.
          (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.
          (i) EACH OF THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (i) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.
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          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective duly authorized officer as of the date first written above.

CKX, INC
By:	/s/ Michael G. Ferrel
	Name:	Michael G. Ferrel
	Title:	President

/s/ Robert F.X. Sillerman
Name:	Robert F. X. Sillerman

/s/ Laura Baudo Sillerman
Name:	Laura Baudo Sillerman

SILLERMAN COMMERCIAL HOLDINGS PARTNERSHIP L.P. By: SILLERMAN INVESTMENT CORPORATION, its General Partner
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F. X. Sillerman
Title:

SILLERMAN CAPITAL HOLDINGS L.P. By: SILLERMAN CAPITAL HOLDINGS, INC., its General Partner
By:	/s/ Robert F.X. Sillerman
	Name:	Robert F. X. Sillerman
	Title:	President

[Signature Page to Management Cooperation Agreement]

/s/ Michael G. Ferrel
Name:	Michael G. Ferrel

[Signature Page to Management Cooperation Agreement]

/s/ Mitchell J. Slater
Name:	Mitchell J. Slater

Mitchell J. Slater 2004 GRAT
By:	Mitchell J. Slater
	Name:	Mitchell J. Slater
	Title:	Trustee

[Signature Page to Management Cooperation Agreement]

/s/ Howard J. Tytel
Name:	Howard J. Tytel

/s/
Name:	Sandra Tytel

[Signature Page to Management Cooperation Agreement]

/s/ Simon Fuller
Name:	Simon Fuller

[Signature Page to Management Cooperation Agreement]

/s/ Thomas P. Benson
Name:	Thomas P. Benson

[Signature Page to Management Cooperation Agreement]

Draft of 5/27/07
SCHEDULE 1
Voting Group

Column A	Column B
Executive Officer	Affiliates/Direct Ownership	Holdings

Robert F.X. Sillerman	Direct Ownership	23,681,565
	Laura Baudo Sillerman	1,000,000
	Sillerman Commercial Holdings	6,135,704
	Partnership L.P.
	Sillerman Capital Holdings, L.P.	2,556,392

Michael G. Ferrel	Direct Ownership	1,829,112

Mitchell J. Slater	Direct Ownership	2,597,148
	Mitchell J. Slater 2004 GRAT	499,255

Howard J. Tytel	Howard J. Tytel and Sandra Tytel	2,246,232[1]

Simon Fuller	Direct Ownership	1,507,315

Thomas P. Benson	Direct Ownership	1,390,780

[1]	302,044 of such shares are pledged to Goldman Sachs as security for a margin account.